EXHIBIT 10.55

ELECTRONIC ARTS

June 21, 2002

Warren Jenson

Dear Warren:

I am pleased to offer you a regular full-time position with Electronic Arts as our Executive Vice President and Chief Financial & Administration Officer, reporting to me, at a base salary of $500,000 annualized, minus applicable taxes.

For your information, I have enclosed a copy of our current Electronic Arts Playbook, which describes employee responsibilities, as well as various benefits to which you may be entitled. In addition to the benefits described in the Electronic Arts Playbook, you will also be eligible to participate in our discretionary bonus program. This discretionary bonus is typically determined at the end of our fiscal year (March). Your discretionary bonus target will be 75% of your salary. For Fiscal Year 2003, we will guarantee a minimum payout of your target ($375,000), minus applicable taxes. To receive payment of your bonus you must be employed by Electronic Arts at the time any bonuses are paid.

The Board of Directors have approved that you be granted a Non-Qualified Option to purchase 600,000 shares of Electronic Arts Class A common stock in accordance with our 2000 Class A Equity Incentive Plan. These shares will be granted and the exercise price set at the fair market value on your first day of employment with Electronic Arts. 300,000 options of this grant will be on a 48 month cliff vest. The other 300,000 will vest on our normal vesting schedule.

You are being provided Executive relocation assistance by EA. This program will also cover your temporary living and temporary commuting costs. You will also be provided a $4,000,000 one time interest free loan from EA, within five business days of your first day of employment. This loan win be forgiven in two parts: $2,000,000 will be forgiven at the 24 month anniversary of your employment and will be grossed up at that time to offset the tax implications of the forgiveness. At your 48 month anniversary, the additional $2,000,000 will be forgiven. You will be responsible for the tax implications of forgiveness of the second $2,000,000. If you voluntarily leave the employment of EA, you will be responsible for repayment in full within 60 days of the outstanding loan amounts in accordance with the above forgiveness schedule. If you were to die or be permanently disabled, we would forgive the loan in full.

Per EA policy, if you voluntarily leave your employment within one year from your date of hire, you agree to pay EA, within 60 days of your last day of employment, a pro rata portion of the incurred relocation expenses not related to the loan.

Lastly, EA is providing you a one-time sign on bonus of $500,000 as incentive for you to forego other opportunities and to join us.

If you have any questions about this offer, about the matters in the Playbook, or about your eligibility to participate in or to be covered by any of the described benefits, please call Rusty at 650-628-7430.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent on your signing Electronic Arts’ New Hire/Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records).

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your offer of employment and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

Your employment with Electronic Arts is for an indefinite term. In other words, the employment relationship is “at will” and you have the right to terminate that employment relationship at any time, subject only to the financial agreements regarding the loan as described above. Also, although I hope you will remain with us and be successful here, Electronic Arts must, and does retain the right to terminate the employment relationship at any time.

I can’t begin to tell you how pleased I am that you’ll be joining our team. Please sign below and return both pages of the original offer letter to Rusty in the enclosed envelope, and we can begin your orientation to EA. Please keep a copy for yourself.

Electronic Arts’ mission is to be the greatest entertainment company.... ever. We get there through four critical areas of focus and success: Being the #1 Company on the Next Generation Consoles, #1 Entertainment Software Company on the PC, #1 Provider of Interactive Entertainment Online and the #1 People Company for high performance teams and individuals. We will be delighted to have you join us in our mission.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/    LARRY PROBST

Larry Probst
Chairman & CEO
Electronic Arts

Enclosures

Accepted by Candidate:

/s/    WARREN C JENSON

Anticipated Start Date: June 25th, 2002

cc:    Rusty Rueff

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